Exhibit 99.2

[RF Micro Logo Appears Here]	NEWS RELEASE

FOR IMMEDIATE RELEASE:	Contacts:
(336) 664-1233

Dean Priddy
Vice President of Administration and CFO

Doug DeLieto
Director of Investor Relations

RFMD CONFIRMS QUARTERLY REVENUE GUIDANCE

GREENSBORO, NC – April 8, 2004 –RF Micro Devices, Inc. (Nasdaq: RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, confirmed its March 2004 quarterly revenue guidance in an interview Wednesday afternoon with Reuters.

Consistent with comments made during a publicly webcast presentation on March 9, 2004 and confirmed yesterday with Reuters, the Company anticipates March quarterly revenue will be at the high end of the range of approximately $152 million to $163 million, which was originally provided in its January 20, 2004 quarterly earnings release.

RF Micro Devices also commented that it is experiencing strong customer demand and currently anticipates June 2004 quarterly revenue will increase sequentially, compared to the March 2004 quarter.

The Company will formally announce its March 2004 quarterly earnings on April 27, 2004 at 4:00 p.m. Eastern Time.

RF Micro Devices, Inc., an ISO 9001- and ISO 14001-certified manufacturer, designs, develops, manufactures and markets proprietary RFICs primarily for wireless communications products and applications such as cellular and PCS phones, base stations, WLANs and cable television modems. The Company offers a broad array of products – including amplifiers, mixers, modulators/demodulators, and single-chip receivers, transmitters and transceivers – representing a substantial majority of the RFICs required in wireless subscriber equipment. The Company’s goal is to be the premier supplier of low-cost, high-performance integrated circuits and solutions for applications that enable wireless connectivity. RF Micro Devices, Inc., is traded on the Nasdaq National Market under the symbol RFMD. For more information about RFMD, please visit www.rfmd.com.

This press release contains forward-looking statements that relate to RF Micro Devices’ plans, objectives, estimates and goals. Words such as “expects,” “anticipates,” “intends,” “plans,” “projects,” “believes” and “estimates,” and variations of these words and similar expressions, identify these forward-looking statements. RF Micro Devices’ business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of wafer fabrication, molecular beam epitaxy and test, tape and reel facilities and the Company’s conversion from four-inch to six-inch wafer manufacturing, its ability to manage rapid growth and to attract and retain skilled personnel, variability in production yields, its ability to control and reduce costs and improve gross margins on highly integrated products, dependence on a limited number of customers and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices’ most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

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RF MICRO DEVICES®, and RFMD® are trademarks of RFMD, LLC.